Exhibit 99

                   CATHERINES STORES CORPORATION AGREES TO BE
                   ACQUIRED BY CHARMING SHOPPES, INCORPORATED

         Catherines Stores Corporation ("Catherines") (NASDAQ:CATH) announced today that its Board of Directors has approved a definitive merger agreement with Charming Shoppes, Incorporated ("Charming") (NASDAQ:CHRS) whereby Charming will acquire all of the common stock of Catherines pursuant to a tender offer and merger. Charming has agreed to submit a tender offer to Catherines' shareholders by November 19, 1999 to purchase their stock for $21 per common share in cash. J.C. Bradford & Co., Catherines' financial advisor, has delivered its opinion to Catherines' Board of Directors that the offer is fair to Catherines' shareholders from a financial point of view.

         Under the Agreement, Catherines may furnish information and hold discussions with third parties in appropriate circumstances. If the acquisition is not consummated, under certain conditions, Catherines has agreed to pay Charming a fee of $5.5 million.

         Catherines Stores Corporation is a Memphis based specialty retailer selling large-size women's apparel in 436 stores in 40 states operating under the names Catherine's, Plus Sizes, Added Dimensions and The Answer.

         This statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Catherines does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.